Pricing Supplement No. 17 dated January 12, 1999                  Registration No. 333-38171
(To Prospectus dated August 7, 1998 and                                            333-38171-01
Prospectus Supplement dated August 7, 1998)                       Filing under Rule  424(b)(3)

                                    FINOVA CAPITAL CORPORATION
                                  Medium-Term Notes - Fixed Rate

==================================================================================================
Principal Amount: $25,000,000.00           Original Issue Date (Settlement Date): January 15, 1999

Interest Rate: 5.98% per annum             Stated Maturity: January 15, 2003
==================================================================================================

Interest Payment Date(s): [X]   March 15 and September 15
                          [ ]   Other:

Regular Record Dates:     [X]   March 1 and September 1
                          [ ]   Other:
Redemption:

[X]  The Medium-Term Notes offered pursuant to this Pricing Supplement (the "Notes") cannot be redeemed at the option of FINOVA Capital Corporation (the "Company") prior to Stated
     Maturity.
[ ]  The Notes may be redeemed at the option of the Company prior to Stated Maturity.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:       until the Redemption Price is 100% of the
          Principal Amount.

Optional Repayment:

[X]  The Notes cannot be repaid at the option of the Holders thereof prior to Stated Maturity.
[ ]  The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
     Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Original Issue Discount: [ ] Yes  [X] No
         Total Amount of OID:                            Yield to Maturity:
         Initial Accrual Period:                         Issue Price:

Method used to determine yield for Initial Accrual Period:

[ ]  Approximate
[ ]  Exact

Form:  [X] Book-Entry   [ ] Certificated

Agent: [ ] Merrill Lynch & Co.
       [ ] Merrill Lynch, Pierce, Fenner & Smith
              Incorporated
       [ ] Credit Suisse First Boston Corporation
       [ ] Goldman, Sachs & Co.
       [ ] Lehman Brothers Inc.
       [ ] Salomon Brothers Inc
       [ ] Morgan Stanley & Co. Incorporated
       [X] Other -- DEUTSCHE BANK SECURITIES INC.

       Agent is acting in the capacity indicated below:
         [X] Agent  [ ] Principal

If as principal:

[ ]  The Notes are being offered at varying prices related to prevailing market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.

[ ]  The Notes are being offered at a fixed initial public offering price of        % of the
     Principal Amount, plus accrued interest, if any, from the Original Issue Date.

If as agent:

     The Notes are being offered at a fixed initial public offering price of 100% of the
     Principal Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission: .45%

Net proceeds to Company: $24,887,500.00

CUSIP: 31808CCK6

Trustee: The First National Bank of Chicago

Other Provisions:




Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus
Supplement referred to above.

                                       2